DLJDIRECT MUTUAL FUNDS

STATEMENT OF ASSETS AND LIABILITIES

NOVEMBER 12, 1999

                                                              DLJdirect               DLJdirect
                                                                Choice                Strategic
                                                           Technology Fund           Growth Fund
                                                         ---------------------   ---------------------
ASSETS

Cash                                                                $ 50,000                $ 50,000
                                                                    ---------               --------


LIABILITIES

                                                                           -                       -
                                                                           --                      -


NET ASSETS                                                          $ 50,000                $ 50,000
                                                                    =========               ========

Shares of Beneficial Interest outstanding (unlimited number of authorized shares of beneficial interest,

no par value)                                                          5,000                   5,000
                                                                       ======                  =====

NET ASSET VALUE per share:                                            $10.00                  $10.00
                                                                      =======                 ======




See notes to statement of assets and liabilities.




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DLJDIRECT MUTUAL FUNDS

NOTES TO STATEMENT OF ASSETS AND LIABILITIES

NOVEMBER  12, 1999

NOTE A -  ORGANIZATION

DLJdirect Mutual Funds (the "Funds") were organized on August 3, 1999 as a business trust under the laws of the state of Delaware. Its shares are currently divided into two series, the DLJdirect Strategic Growth Fund and the DLJdirect Choice Technology Fund. Both Funds operate as open-end, diversified management investment companies registered under the Investment Company Act of 1940. The Funds have had no operations since that date other than the sale and issuance to each of DLJ Asset Management Group (the "Adviser") and DLJdirect Inc. of 2,500 shares of beneficial interest of each of the DLJdirect Choice Technology Fund and the DLJdirect Strategic Growth Fund.

NOTE B - AGREEMENTS

Under its Advisory Agreement with the Funds, the Advisor will provide investment advisory services, order placement facilities and pay all compensation of Trustees of the Funds who are affiliated persons of the Advisor. The Funds will pay the Advisor at the following annual percentage rates of the average daily net assets of each Fund: Strategic Growth Fund, .750 of 1% of the first $500,000,000 and .625 of 1% of the balance; and the Choice Technology Fund, .875 of 1% of the first $500,000,000, .750 of 1% of the next $500,000,000 and .625 of
1% of the balance.

Under certain conditions, the Advisor may voluntarily reimburse a Fund for certain of such Fund's expenses. Commencing at the inception of each Fund, the Advisor intends to reimburse, through October 31, 2002, all operating expenses in excess of 1.19% and 1.39% of the average daily net assets of the Strategic Growth Fund and the Choice Technology Fund, respectively. After October 31, 2002, the Advisor may discontinue this practice with respect to either Fund.

The Fund has entered into a Distribution Services Agreement (the "Agreement") pursuant to Rule 12b-1 under the Investment Company Act of 1940 with Donaldson, Lufkin & Jenrette Securities Corporation (the "Distributor"), an affiliate of the Advisor. The maximum allowable amount payable for distributing shares is .50 of 1% of the average daily net assets of each Fund. The Board of Trustees has currently limited the amount payable to .25 of 1% of the average daily net assets of each Fund.


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Costs incurred in connection with the Funds' organization will be absorbed by the Advisor.

NOTE C  --  FEDERAL INCOME TAXES

The Strategic Growth Fund and the Choice Technology Fund each intend to qualify as a "regulated investment company" and as such (and by complying with the applicable provisions of the Internal Revenue Code of 1986, as amended) will not be subject to Federal income tax on taxable income (including realized capital gains) that is distributed to shareholders.